Exhibit 10.40
EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of the 27th day of November, 2017, between Novelion Services USA, Inc., a Delaware corporation (the “Company”), and Dr. Murray Willis Stewart (the “Executive”).

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company beginning on or before November 27, 2017 (the “Commencement Date”) on the terms contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.Employment.

(a)Term. The Company hereby employs the Executive, and the Executive hereby accepts such employment, commencing as of the Commencement Date and continuing on an at-will basis until terminated by either party in accordance with the provisions of Section 3 (“Term”).

(b)Position and Duties. During the Term, the Executive shall serve as the Executive Vice President, Research and Development, reporting to the Company’s Chief Executive Officer (“CEO), and shall have supervision and control over and responsibility for the day‑to‑day business and affairs of the Company and shall have such other powers and duties as may from time to time be prescribed by the Chairman of the Board of Directors of the Company (the “Board”), the CEO or other authorized executive, provided that such duties are consistent with the Executive’s position or other positions that he may hold from time to time. Pursuant to the Master Service Agreement between the Company and Novelion Therapeutics, Inc. (“Novelion”) dated November 29, 2016 (the “Service Agreement”), Executive may also be required, on behalf of the Company, to perform services to Novelion and its other Affiliates, including holding an office in Novelion. As of the Effective Date, these services shall include serving as Head of Research & Development of Novelion, and such other duties consistent with the Service Agreement as may be assigned and/or prescribed from time to time by the Board or its designee or by board of directors of Novelion (the “Novelion Board”) pursuant to the Service Agreement. The Executive will comply with the policies of the Company and Aegerion. For certainty, at all times Executive will be an employee of the Company and not an employee of Novelion, and when Executive provides services to Novelion he will be doing so as an employee of the Company performing contracted management services as provided to Novelion under the Service Agreement. For the purpose of this Agreement, “Affiliate” with reference to the Company and Novelion, shall have the meaning given to it in the Delaware General Corporation Law as of the date of this Agreement and, for certainty includes, without limitation, Novelion and Aegerion Pharmaceuticals, Inc. (“Aegerion”) and any other current or future Affiliates of the Company.

(c)Performance. Executive shall devote his full business time, attention, skill, and best efforts to the performance of his duties under this Agreement and shall not engage in any other business or occupation during the Term, including, without limitation, any activity that (x) conflicts with the interests of the Company or any of its Affiliates, (y) interferes with the proper and efficient performance of Executive’s duties for the Company or any of its Affiliates, or (z) interferes with Executive’s exercise of judgment in the Company’s or any of its Affiliates’ best interests. Notwithstanding the foregoing, nothing herein shall preclude Executive from (i) serving, with the prior written consent of the Novelion Board, as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing Executive’s personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), and (iii) shall be limited by Executive so as not to interfere, individually or in the aggregate, with the performance of Executive’s duties and responsibilities hereunder. Executive represents that he has provided the Company with a comprehensive list of all outside professional activities with which he is currently involved or reasonably expects to become involved. In the event that, during his employment by the Company, the

Executive desires to engage in other outside professional activities, not included on such list, Executive will first seek written approval from the Novelion CEO and such approval shall not be unreasonably withheld.

2.Compensation and Related Matters.

(a)Base Salary. During the Term, the Executive’s initial annual base salary shall be $560,000. The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for senior executives. All payments in this Agreement are on a gross, pre-tax basis and shall be subject to all applicable federal, state and local, and if applicable Canadian federal and provincial, withholding, payroll and other taxes required by law. Executive’s Base Salary will be subject to increase by the Board following approval by the Novelion Board of an increase in the Base Salary.

(b)Target Bonus. Beginning January 1, 2018, the Executive shall be eligible to earn an annual target bonus, based upon the level of achievement of the Executive, and Novelion and the Company against his/their corporate goals and milestones, as determined by the Board in its sole discretion (“Target Bonus”). The Target Bonus, if any, shall be paid no later than March 15 of the calendar year following the year in which it is earned. The Executive’s Target Bonus shall be 60% percent of his Base Salary. To earn a Target Bonus, the Executive must be employed by the Company on the day such Target Bonus is paid.

(c)Stock Options/Equity Grants. Subject to approval by the Compensation Committee of the Novelion Board, the Company will grant Executive: (i) an option (the “Option Award”) to purchase 200,000 shares of the Company’s common shares (the “Common Shares”); and (ii) an award of 50,000 restricted stock units (the “RSU Award”). Both of these awards will have a grant date of Executive’s employment start date, will be subject to vesting and will be issued pursuant to, and subject to, the terms of the Amended and Restated Novelion 2017 Equity Incentive Plan (or a successor plan, if any) and subject to the terms of agreements thereunder (collectively the “Equity Documents”). The Option Award shall have an exercise price equal to the fair market value of the Common Stock on the grant date. The vesting schedule for the Option Award will be the vesting schedule outlined in the Equity Documents for the Option Awards (i.e., the option to purchase 200,000 shares will vest in three equal annual installments on the first three anniversaries of the grant date). The vesting schedule for the RSU Award will be the vesting schedule outlined in the Equity Documents for the RSU Awards (i.e., the RSU Award will vest in three equal annual installments on the first three anniversaries of the grant date). The full terms and conditions related to the Option Award and the RSU Award shall be set forth in the Equity Documents and to the extent that there is any inconsistency between this Agreement and the Equity Documents, the Equity Documents shall control.

Because the Commencement Date will be after October 1, 2017, the Executive would not normally be eligible to receive equity awards as part of the 2017 performance review cycle. However, the Company has agreed that the Executive will be eligible for such awards to the same extent as the Company’s other Section 16 officers, based on the Executive’s level, market data and performance, and pro-rated for the portion of 2017 during which Executive is employed by the Company.

The Executive will be also entitled to participate in those equity incentive plans and programs provided from time to time to the Executive by Novelion on the terms and conditions for such participation as established and changed from time to time by Novelion in its sole discretion. Section 5 of this Agreement contains terms and conditions covering the acceleration of such equity awards upon the occurrence of certain events. To the extent that there is any inconsistency between the applicable terms of Section 5 of this Agreement and the Equity Documents, this Agreement shall control.

The Executive is subject to, and will abide by, Novelion’s Insider Trading Policy, as amended by the Novelion Board from time to time, and is required to file insider reports disclosing the grant or exercise of any options and restricted stock units as well as the acquisition and sale of any shares in the Company. The Executive will comply with pre-approval, notification and other internal procedures set forth in Novelion’s Insider Trading Policy or as otherwise established by Novelion and communicated to the Executive. The Executive will also abide by the share ownership guidelines of Novelion as may be established and amended by the Novelion Board from time to time.

(d)Annual Tax and Financial Planning Reimbursements. During the Term, for as long as Executive continues to provide management services on behalf of the Company in Canada, Executive will be entitled to annual reimbursement up to a maximum of USD $5,000 for his reasonable expenses for independent tax consultation regarding the Canadian tax implications of Executive’s work on behalf of the Company in Canada and/or preparation of Executive’s Canadian tax return.

(e)Forfeiture and Recoupment of Incentive-based Compensation. The Target Bonus and any equity awards that Executive receives in accordance with Section 4(b), Section 5 and Section 2(c) of this Agreement are subject to Aegerion’s Policy on the Executive Financial Recoupment Program, as may be amended by Aegerion from time to time in its sole discretion. The Policy on Executive Financial Recoupment Program provides for forfeiture and recoupment of an amount equivalent to up to three years of incentive-based compensation upon the occurrence of certain triggering events.

(f)Relocation Transition Allowance. The Executive will receive a relocation transition allowance to cover the following expenses: (a) temporary housing, not to exceed $4,500 per month; (b) weekly commuting costs to include airfare/train fare not to exceed $1,000 per round trip, and taxi/car services to and from the airport/train station, all of which must comply with the Company’s T&E policy (collectively with (a), the “Relocation Transition Allowance”); and (c) a “gross-up” payment in the amount necessary to offset the tax liability associated with the Relocation Transition Allowance outlined in (a) and (b); provided, that (x) the Executive must submit expense reports with supporting documentation in such form and containing such information as the Company may request to be reimbursed for all Relocation Transition Allowance expenses, and (y) if, prior to the 12-month anniversary of the Commencement Date, the Executive’s employment terminates other than without Cause or for Good Reason, the Executive will be required to repay the amounts paid to the Executive under the Relocation Transition Allowance.

(g)Executive Benefits and Vacation. During the Term, Executive shall be eligible to participate in health insurance and other benefits provided generally to similarly situated employees of the Company, subject to the terms and conditions of the applicable benefit plans (which shall govern). Executive also shall be eligible for the same number of holidays and vacation days as well as any other benefits, in each case as are generally allowed to similarly situated employees of the Company in accordance with the Company policy as in effect from time to time. Nothing contained herein shall be construed to limit the Company’s ability to amend, suspend, or terminate any employee benefit plan or policy at any time without providing Executive notice, and the right to do so is expressly reserved.

(h)Reimbursement of Business Expenses. During the Term of Employment, the Company shall pay (or promptly reimburse Executive) for documented, out-of-pocket expenses reasonably incurred by Executive in the course of performing his duties and responsibilities hereunder, which are consistent with the Company’s policies in effect from time to time with respect to business expenses, subject to the Company’s requirements with respect to reporting of such expenses; provided that, the terms of the Expatriate Assignment Letter shall govern the payment or reimbursement of expenses incurred in connection with any Expatriate Assignment.

3.Termination. During the Term, the Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a)Death. The Executive’s employment hereunder shall terminate upon his death.

(b)Disability. The Company may terminate the Executive’s employment if he is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 90 consecutive days, or 180 days (which need not be consecutive) in any 12-month period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(c)Termination by Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (i) conduct by the Executive constituting a material act of misconduct in connection with the performance of his duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) a material and willful misrepresentation by the Executive to the CEO or the Board regarding a matter of material importance to the Company; (iii) the commission by the Executive of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct by the Executive that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries and affiliates if he were retained in his position; (iv) continued non-performance by the Executive of his duties hereunder (other than by reason of the Executive’s physical or mental illness, incapacity or disability) which has continued for more than 30 days following written notice of such non-performance from the CEO; (v) a breach by the Executive of any of the provisions contained in Section 7 of this Agreement; (vi) a material violation by the Executive of the Company’s written employment policies; or (vii) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

(d)Termination Without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause. Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 3(c) and does not result from the death or disability of the Executive under Section 3(a) or (b) shall be deemed a termination without Cause.

(e)Termination by the Executive. The Executive may terminate his employment hereunder at any time for any reason, including but not limited to Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) a material diminution in the Executive’s responsibilities, authority or duties; (ii) a material diminution in the Executive’s Base Salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (iii) a material change in the geographic location at which the Executive provides services to the Company; or (iv) the material breach of this Agreement by the Company. “Good Reason Process” shall mean that (i) the Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Executive notifies the Company in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (iii) the Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Executive terminates his employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(f)Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(g)Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by his death, the date of his death; (ii) if the Executive’s employment is terminated on account of disability under Section 3(b) or by the Company for Cause under Section 3(c), the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Company under Section 3(d), the date on which a Notice of Termination is given; (iv) if the Executive’s employment is terminated by the Executive under Section 3(e) without Good Reason, 30 days after the date on which a Notice of Termination is given, and (v) if the Executive’s employment is terminated by the Executive under Section 3(e) with Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

4.Compensation Upon Termination.

(a)Termination Generally. If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to his authorized representative or estate) (i) any Base Salary earned through the Date of Termination, unpaid expense reimbursements (subject to, and in accordance with, Section 2(d) of this Agreement) and unused vacation that accrued through the Date of Termination on or before the time required by law but in no event more than 30 days after the Executive’s Date of Termination; and (ii) any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Benefit”).

(b)Termination by the Company Without Cause or by the Executive with Good Reason. During the Term, if the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d), or the Executive terminates his employment for Good Reason as provided in Section 3(e), then the Company shall pay the Executive his Accrued Benefit. In addition, subject to the Executive signing a separation agreement containing, among other provisions, a general release of claims in favor of the Company and related persons and entities, confidentiality, return of property and non-disparagement, in a form and manner satisfactory to the Company (the “Separation Agreement and Release”) and the Separation Agreement and Release becoming irrevocable, all within 60 days after the Date of Termination, the Company shall make the following payments to the Executive (“Severance Pay”):

(i)the Company shall continue the Executive’s Base Salary for 12 months following the Date of Termination (“Severance Pay Period”). In addition, if the Board determines that the Executive is eligible for a Target Bonus for the year during which his employment terminates, the Executive shall be paid his Target Bonus for the year of termination, prorated for the portion of the year during which the Executive was employed; and

(ii)if the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall continue to contribute its regular share of the premium for the Executive’s group health coverage, during the Severance Pay Period, provided that the Executive continues to be eligible for such COBRA continuation coverage; and

(iii)the amounts payable under this Section 4(b) shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over 12 months commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

5.Change in Control Payments. The provisions of this Section 5 set forth certain terms of an agreement reached between the Executive and the Company regarding the Executive’s rights and obligations upon the occurrence of a Change in Control of the Company. These provisions are intended to assure and encourage in advance the

Executive’s continued attention and dedication to his assigned duties and his objectivity during the pendency and after the occurrence of any such event. These provisions shall apply in lieu of, and expressly supersede, the provisions of Section 4(b) regarding severance pay and benefits upon a termination of employment, if such termination of employment occurs within 18 months after the occurrence of the first event constituting a Change in Control. These provisions shall terminate and be of no further force or effect beginning 18 months after the occurrence of a Change in Control.

(a)Change in Control. During the Term, if within 18 months after a Change in Control, the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d) or the Executive terminates his employment for Good Reason as provided in Section 3(e), then, subject to the signing of the Separation Agreement and Release by the Executive and the Separation Agreement and Release becoming irrevocable, all within 60 days after the Date of Termination,

(i)the Company shall continue the Executive’s current Base Salary (or the Executive’s Base Salary in effect immediately prior to the Change in Control, if higher) for 12 months following the Date of Termination and pay Executive his Target Bonus for the year in which the Date of Termination occurs, pro-rated based on the number of days Executive is employed by the Company in the year of the Date of Termination); and

(ii)notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, all stock options and other stock-based awards held by the Executive shall immediately accelerate and become fully exercisable or nonforfeitable as of the Date of Termination; and

(iii)if the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay to the Executive a monthly cash payment for 12 months or the Executive’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company; and

(iv)The amounts payable under this Section 5(a) shall be paid or commence to be paid within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payment shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period.

(b)Modified Economic Cutback Following a Sale Event. Notwithstanding any other provision in this Agreement, if it is determined that any payments made to the Executive pursuant to this Agreement in relation to a Change in Control, including without limitation a payment made pursuant to Section 5(a) of this Agreement (the “Change in Control Payments”), are or will be subject to excise tax under Section 4999 of the Code and the deduction of the excise tax payable will result in less net income to the Executive after regular tax withholdings are deducted than the net income the Executive would have received if the Change in Control Payments were the highest amount that could be paid to the Executive without incurring such excise tax, then, at the sole discretion of the Executive, the Change in Control Payments made pursuant to this Agreement may be reduced to the amount that would not cause any excise taxes to be payable by Executive.

(c)Compliance with Post-Employment Obligations. Notwithstanding anything in this Agreement to the contrary, the Executive’s eligibility for the Severance Pay pursuant to Section 4(b) and the Change in Control Payments pursuant to Section 5 shall cease if the Executive engages in any conduct in violation of Section 7(a) of this Agreement.

(d)Definitions. For purposes of this Section 5, the following terms shall have the following meanings:

“Change in Control” shall mean any of the following:

(i)any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50 percent or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company); or

(ii)the date a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or

(iii)the consummation of (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of Voting Securities beneficially owned by any person to 50 percent or more of the combined voting power of all of the then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns 50 percent or more of the combined voting power of all of the then outstanding Voting Securities, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (i).

6.Section 409A.

(a)Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b)All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c)To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A‑1(h).

(d)The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A‑2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e)The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

7.Miscellaneous Provisions.

(a)Confidentiality, Assignment of Intellectual Property and Non-Competition Agreement. The Executive acknowledges and agrees that his employment with the Company is subject to his execution of, and compliance with, a Confidentiality, Assignment of Intellectual Property and Non-Competition Agreement, which the Executive shall execute contemporaneously with this Agreement.

(b)Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information or the Executive’s engagement in any business. The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(c)Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out‑of‑pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 7(f).

(d)Taxes. The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law in any applicable jurisdiction. Executive acknowledges and represents that the Company has not provided any tax advice to him in connection with this Agreement and that Executive has been advised by the Company to seek tax advice from Executive’s own tax advisors regarding this Agreement and payments that may be made to him or her pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Code to such payments. The Company shall have no liability to Executive or to any other person if any of the provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.

8.Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Boston, Massachusetts in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than the Executive or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 8 shall be specifically enforceable. Notwithstanding the foregoing, this Section 8 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 8.

9.Working in Canada.

(a)Right to Work in Canada. Executive shall cooperate with the Company to seek, obtain, and maintain the right to work in Canada to provide services on behalf of the Company to Novelion and its Canadian Affiliates. The Company shall pay the reasonable costs associated with Executive obtaining a permit to work in Canada.

(b)Travel to Canada. Executive acknowledges that travel will be required in connection with his employment, including travel on a regular basis to such locations in Canada that is required or desirable for the Company to provide its management services to Novelion and its Canadian Affiliates, including making visits to Canada as are necessary to make decisions related to the Company’s business and to manage the Company’s business, including attending at Board meetings.

(c)Canadian Employment Standards. This provision applies only if and to the extent that the employment laws of Canada apply to Executive’s employment. If the minimum standards in the British Columbia Employment Standards Act or Ontario Employment Standards Act, 2000, or any other applicable employment standards legislation, as they exist from time to time, are more favorable to Executive in any respect than provided for in this Agreement, including but not limited to the provisions in respect of termination, the provisions of the applicable Employment Standards Act or legislation shall apply.

(d)Tax Equalization.

(i)As Executive will be subject to income tax and social security obligations arising from his services performed in Canada on behalf of the Company, the Company is prepared to address the overall tax and social security burden that Executive experiences with the intention that Executive’s total tax and social security burden while working in both the United States and Canada will be equal to what his tax and social security burden would have been had he remained working solely in Massachusetts. The Company will provide Executive with tax equalization in connection with all income tax and social security liabilities arising from the performance of his employment duties within Canada. The Company intends that the income taxes and social security levies payable by Executive on all taxable employment income and related benefits, as prescribed by the applicable tax and social security laws, should be no better or worse than the personal taxes and social security levies Executive would have been required to pay on such amounts if his employment duties had been performed solely in the state of Massachusetts. Where Executive’s annual tax and social security obligation yields a higher total obligation than if his employment duties were solely performed in the state of Massachusetts, the Company will reimburse him or her for the difference. Where Executive’s annual tax and social security obligations yields a lower total tax and social security impact than if his employment duties were solely performed in the state of Massachusetts, Executive will reimburse the Company for the difference.

(ii)Executive shall provide all information necessary for the preparation of a tax equalization calculation.

(iii)The Company shall pay all reasonable costs and professional fees related to calculating this equalization payment, and reserves the discretion to establish the process and criteria for determining the tax equalization calculation. For clarity, the tax equalization payments described in this Section 9(d) will not take into consideration or apply to any taxable income from sources other than Executive’s employment with the Company, and Executive will remain responsible for all income taxes arising from his personal income.

(iv)If Executive establishes his primary residence in Canada, the Company’s obligations under this Section 9(d) shall cease, provided that there shall be a pro-rated adjustment for any partial year.

(v)If Executive’s employment is terminated for any of the reasons described under Section 4 hereof, then between January 1 and July 31 of the calendar year following the calendar year in which such termination occurs, the Company shall pay Executive any remaining tax equalization payments owed in accordance with this Section 9(d) or, in the event that the reconciliation results in Executive owing money to the Company, Executive shall make such payment to the Company.

10.Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 8 of this Agreement, the parties hereby consent to the jurisdiction of the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

11.Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter.

12.Withholding. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

13.Successor to the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Executive’s death after his termination of employment but prior to the completion by the Company of all payments due him under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to his death (or to his estate, if the Executive fails to make such designation).

14.Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

15.Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

16.Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

17.Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.

18.Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

19.Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of such Commonwealth. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.

20.Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

21.Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.

22.Gender Neutral. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written (“Effective Date”).

NOVELION SERVICES USA, INC.
By:    /s/ Linda Buono
Its: Senior Vice President, Human Resources

DR. MURRAY WILLIS STEWART

/s/ Murray Willis Stewart